SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated October 26, 2017 between
ADVISORS ASSET MANAGEMENT, INC.
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

Fund	Minimum Fee	Rate
AAM S&P 500 High Dividend Value ETF	$12,000	0.04% on the first $250 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
AAM S&P Emerging Markets High Dividend Value ETF	$25,000	0.06% on the first $250 million; 0.05% on the next $250 million; and 0.04% on net assets in excess of $500 million
AAM S&P Developed Markets High Dividend Value ETF	$18,000	0.05% on the first $250 million; 0.04% on the next $250 million; and 0.03% on net assets in excess of $500 million

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 4, 2018.
ADVISORS ASSET MANAGEMENT, INC. By: /s/ Lance McGray Name: Lance McGray Title: MD, Head of ETF Product
VIDENT INVESTMENT ADVISORY, LLC By: /s/ Denise Krisko Name: Denise Krisko Title: President
ETF SERIES SOLUTIONS By: Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President